Exhibit 10.21

SIXTH AMENDMENT AND MODIFICATION TO

LOAN AND SECURITY AGREEMENT

THIS SIXTH AMENDMENT AND MODIFICATION TO LOAN AND SECURITY AGREEMENT (the “Amendment”) is made this 24 day of November, 2003, by and among SHERWOOD BRANDS OF VIRGINIA, LLC (“VA”), SHERWOOD BRANDS, LLC (“MD”), SHERWOOD BRANDS OF RI, INC. (“RI”), ASHER CANDY, INC. (formerly known as Asher Candy Acquisition Corporation) (“Asher”), SHERWOOD BRANDS, INC. (“Guarantor”) and WACHOVIA BANK, NATIONAL ASSOCIATION, formerly known as First Union National Bank (the “Lender”).  VA, MD, RI and Asher are referred to collectively as “Borrowers” or each as a “Borrower”.

BACKGROUND

A.            Borrowers, Guarantor and Lender entered into that certain Loan and Security Agreement dated June 12, 2001 (as amended by that certain First Amendment and Modification to Loan and Security Agreement dated April 30, 2002, that certain Second Amendment and Modification to Loan and Security Agreement dated September 5, 2002, that certain Third Amendment and Modification to Loan and Security Agreement dated April 7, 2003, that certain Fourth Amendment and Modification to Loan and Security Agreement dated May 30, 2003, that certain Fifth Amendment and Modification to Loan and Security Agreement dated July 30, 2003 (the “Fifth Amendment”) and as the same may be further amended from time to time, the “Loan Agreement”).

B.            Borrowers, Guarantor and Lender desire to further amend the Loan Agreement in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

1.             Temporary Line Increase.  Commencing the date hereof through and including January 31, 2004 only, Section 10.1(a) of the Loan Agreement, “Maximum Credit Amount”, is amended by replacing the reference to “$18,000,000.00” with “20,000,000.00”.  Commencing February 1, 2004 and at all times thereafter, Section 10.1(a) of the Loan Agreement, “Maximum Credit Amount”, shall be “$18,000,000.00”.  Borrowers’ obligations in respect of sums due under Revolving Loans and Letters of Credit shall continue to be evidenced by that certain Amended and Restated Revolving Note from Borrowers to Lender dated April 30, 2002 in the face amount of Twenty-Five Million Dollars ($25,000,000.00).

2.             Conditions of Amendment.  The continued effectiveness of the conditions of this Amendment is subject to the performance by Borrowers of all of their agreements to be performed under the Loan Agreement, the other Loan Documents, hereunder and to the following further conditions:

(a)           No Revolving Loan or other extension of credit based on the Permitted Out-of-Formula Amount shall be outstanding as of the date hereof and no Permitted Out-of-Formula Amount shall be available to Borrowers hereafter.

(b)           On or before the date hereof, Borrowers shall deliver to Lender a schedule, which shall be in form satisfactory to Lender, detailing the (i) fixed assets of Borrower sold or moved to a location outside of the United States since July 30, 2003 or scheduled to be sold or moved to a location outside of the United States, (ii) estimated sale price or appraised value of such fixed assets and (iii) date or estimated timing of such sale or move.  Any such sale or movement of fixed assets shall be further subject to the terms and conditions of Section 8 of the Fifth Amendment.

(c)           On or before December 22, 2003, Borrowers shall deliver to Lender a reforecast of Borrowers’ budget and business plan for Borrowers’ fiscal year ending July 31, 2004 which shall include, inter alia,  (i) actual results of Borrowers’ operations through November 30, 2003, (ii) for the balance of such fiscal year, projected consolidated balance sheets, statements of income and statements of cash flows of Borrowers on a monthly basis for such fiscal year and (iii) for the balance of such fiscal year, projected sources and usage of cash, projected Borrowing Base and projected Net Excess Availability on a weekly basis for such fiscal year.  All of the foregoing shall be in such form, and shall be accompanied by, such information with respect to the business of Borrowers and/or their subsidiaries as Lender may request from time to time.

3.             Subordinated Debt.

(a)           Notwithstanding anything to the contrary contained in that certain Subordination Agreement effective as of July 30, 2003 by and among Lana, LLC (“Creditor”), Borrowers, Guarantor and Lender (the “Subordination Agreement”), Borrowers and Guarantor hereby agree that Creditor shall not be paid anything (of any kind or character) on account of the principal of or interest on any Subordinated Debt (as defined in the Subordination Agreement) or any other sums payable in connection therewith and no Borrower or Guarantor will make, either directly or indirectly, payment (of any kind or character) of all or any part of the Subordinated Debt (as defined in the Subordination Agreement) or any other sums payable in connection therewith until (i) Lender has given Creditor written notice that the “Maximum Credit Amount” set forth in Section 10.1(a) of the Loan Agreement has been reduced to $18,000,000.00 and (ii) Borrowers, Guarantor and Creditor have complied with all of the terms and conditions set forth in the Subordination Agreement.

(b)           Borrowers and Guarantor acknowledge and agree that (i) the only indebtedness of any Borrower and/or Guarantor to Creditor is the indebtedness evidence by the Subordinated Note (as defined in the Subordination Agreement) and (ii) any additional loans from Creditor to any Borrower and/or Guarantor are included within the term Subordinated Debt and are subject to the terms and conditions hereof and of the Subordination Agreement.  Borrowers and Guarantor further acknowledge and agree that, as of the date hereof, the outstanding principal balance of the Subordinated Note is Two Million Dollars ($2,000,000.00).

(c)           In addition to all of the other terms and conditions set forth herein, this Amendment is contingent upon delivery to Lender, on of the following: (i) the original of the Subordinated Note (as defined in the Subordination Agreement) and (ii) an executed copy of any other documents evidencing the Subordinated Debt and/or the Subordinated Debt Collateral (each as defined in the Subordination Agreement).

4.             Amendment Fee.  Contemporaneously with the execution of this Amendment, and in addition to all other sums due under the Loan Agreement and under the other Loan Documents, Borrowers shall pay to Lender an amendment fee in the amount of Five Thousand Dollars

($5,000.00) (the “Amendment Fee”), which has been fully earned by Lender as of the date hereof.  The Amendment Fee may be deducted from any account of any Borrower maintained with Lender or charged as a Revolving Loan.

5.             Further Agreements and Representations. Each Borrower and Guarantor does hereby:

(a)           ratify, confirm and acknowledge that, as amended hereby, the Loan Agreement and the other Loan Documents are valid, binding and in full force and effect;

(b)           covenant and agree to perform all of such Borrower’s and Guarantor’s obligations under the Loan Agreement and the other Loan Documents, as amended;

(c)           acknowledge and agree that as of the date hereof, neither any Borrower nor Guarantor has any defense, set-off, counterclaim or challenge against the payment of any sums owing under any of the Obligations, as amended, or the enforcement of any of the terms of the Loan Agreement or of the other Loan Documents, as amended;

(d)           acknowledge and agree that except as heretofore disclosed to Lender by Borrowers in writing, all representations and warranties of Borrowers and Guarantor contained in the Loan Agreement and/or the other Loan Documents, as amended, are true, accurate and correct on and as of the date hereof as if made on and as of the date hereof;

(e)           represent and warrant that, after giving effect to this Amendment, no Event of Default or event which with the delivery of notice, passage of time or both would constitute an Event of Default exists or will exist and all information described in the foregoing Background is true and accurate; and

(f)            covenant and agree that Borrowers’ or Guarantor’s failure to comply with the terms of this Amendment or any of the documents executed or delivered to Lender pursuant to the terms hereof shall constitute an Event of Default under the Loan Agreement.

6.             Additional Documents; Further Assurances.  Borrowers and Guarantor covenant and agrees to execute and deliver to Lender, or to cause to be executed and delivered to Lender contemporaneously herewith, at the sole cost and expense of Borrowers, all documents, agreements, statements, resolutions, certificates, consents and information as Lender may require in connection with the matters or actions described herein.  Borrowers and Guarantor further covenant and agree to execute and deliver to Lender or to cause to be executed and delivered at the sole cost and expense of Borrowers, from time to time, any and all other documents, agreements, statements, certificates and information as Lender shall reasonably request to evidence or effect the terms hereof, the Loan Agreement, as amended, or any of the other Loan Documents, or to enforce or to protect Lender’s interest in the Collateral.  All such documents, agreements, statements, etc., shall be in form and content acceptable to Lender in its reasonable sole discretion.

7.             Release. Borrowers and Guarantor acknowledge and agree that they have no claims, suits or causes of action against Lender and hereby remise, release and forever discharge Lender and its officers, directors, shareholders, employees, agents, successors and assigns from any claims, suits or causes of action whatsoever, in law or equity, which any Borrower or Guarantor has or may have arising from any act, omission or otherwise, at any time up to and including the date of this Amendment.

8.             Certain Fees, Costs, Expenses And Expenditures.  Borrowers will pay all of the Lender’s expenses in connection with the review, preparation, negotiation, documentation and closing of this Amendment and the consummation of the transactions contemplated hereunder, including without limitation, fees, disbursements, expenses, appraisal costs and fees and expenses of counsel retained by Lender and all fees related to filings, recording of documents and searches, whether or not the transactions contemplated hereunder are consummated.  Nothing contained herein shall limit in any manner whatsoever Lender’s right to reimbursement under any of the Loan Documents.

9.             No Further Amendment; No Course of Dealing.  Nothing contained herein constitutes an agreement or obligation by Lender to grant any further amendments with respect to any of the Loan Documents.  Any waiver or implied waiver by Lender of any obligations or covenants of Borrowers, Guarantor or any of them, under the Loan Documents is expressly terminated and rescinded and Borrowers shall strictly perform and comply with all obligations and covenants under the Loan Documents.

10.           Inconsistencies. To the extent of any inconsistencies between the terms and conditions of this Amendment and the terms and conditions of the Loan Agreement, the terms and conditions of this Amendment shall prevail. All terms and conditions of the Loan Agreement not inconsistent herewith shall remain in full force and effect and are hereby ratified and confirmed by Borrowers.

11.           Construction.  Any capitalized terms used in this Amendment not otherwise defined shall have the meaning as set forth in the Loan Agreement.

12.           Binding Effect.  This Amendment, upon due execution hereof, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

13.           Governing Law.  This Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania.

14.           Severability.  The provisions of this Amendment and all other Loan Documents are deemed to be severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.

15.           No Third Party Beneficiaries.  The rights and benefits of this Amendment and the Loan Documents shall not inure to the benefit of any third party.

16.           Headings.  The headings of the Articles, Sections, paragraphs and clauses of this Amendment are inserted for convenience only and shall not be deemed to constitute a part of this Amendment.

17.           Counterparts.  This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Amendment to be executed the day and year first above written.

LENDER:		BORROWERS:

WACHOVIA BANK, NATIONAL ASSOCIATION		SHERWOOD BRANDS OF VIRGINIA, LLC
a Virginia limited liability company

By:	/s/ George C. Kyvernitis	By:	SHERWOOD BRANDS, INC.,
George C. Kyvernitis, Vice President			Sole Member

			By:	/s/ Amir Frydman
Amir Frydman

SHERWOOD BRANDS, LLC,
a Maryland limited liability company

		By:	SHERWOOD BRANDS, INC.,
Sole Member

			By:	/s/ Amir Frydman
Amir Frydman
Executive Vice President

SHERWOOD BRANDS OF RI, INC.

		By:	/s/ Amir Frydman
Amir Frydman
Executive Vice President

ASHER CANDY, INC.

		By:	/s/ Amir Frydman
Amir Frydman
Executive Vice President

GUARANTOR:

SHERWOOD BRANDS, INC.

		By:	/s/ Amir Frydman
Amir Frydman
Executive Vice President